Exhibit 24


                 Independent Auditors' Consent

The Board of Directors and Stockholders
Fairmount Chemical Co., Inc.


We consent to incorporation by reference in the Registration Statements Nos. 2-84988 and 2-99610 on Form S-8 of Fairmount Chemical Co., Inc. of our report dated March 24, 1997, relating to the balance sheets of Fairmount Chemical Co., Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1996 annual report on Form 10-KSB of Fairmount Chemical Co., Inc. Our report refers to the change to the FIFO method of valuing inventory.

/S/KPMG PEAT MARWICK LLP
------------------------
KPMG Peat Marwick LLP


Short Hills, New Jersey
March 24, 1997